Exhibit 5.1

April 30, 2025

E2open Parent Holdings, Inc.

14135 Midway Road, Suite G300

Addison, Texas 75001

Re: E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan

Ladies and Gentlemen:

As Chief Legal Officer and Corporate Secretary of E2open Parent Holdings, Inc., (the “Company”), I advise you as follows in connection with the filing by the Company of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 5,766,943 shares of Class A common stock, $0.0001 par value per share (“Common Stock”) issuable pursuant to the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

I am familiar with the Company's Certificate of Incorporation and By-Laws. I am also familiar with the resolutions adopted by the Company’s Board of Directors, authorizing the issuance of the Common Stock. I have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that shares of original issuance Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,
/s/ Susan E. Bennett
Susan E. Bennett Chief Legal Officer and Secretary